Exhibit 5.5
June 5, 2009
Telesat Canada
1601 Telesat Court
Ottawa Ontario
Canada K1B 5P4
Re: Senior Note Guarantee and Senior Subordinated Note Guarantee by Able Infosat Communications, Inc.
Ladies and Gentlemen:
     We have acted as counsel to Able Infosat Communications, Inc., a Texas corporation (the “Company”) in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by Telesat Canada, as issuer, Telesat LLC, as co-issuer, and certain guarantors, including the Company, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to:  (i) the issuance by Telesat Canada and Telesat LLC, as co-issuer, of up to $692,825,000 aggregate principal amount of 11% Senior Notes due 2015 (collectively, the “Senior Notes”); (ii) the issuance by Telesat Canada and Telesat LLC, as co-issuer, of up to $217,175,000 aggregate principal amount of 12.5% Senior Subordinated Notes due 2017 (collectively, the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”); (iii) the issuance by the Company of a guarantee (the “Senior Note Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Senior Notes; and (iv) the issuance by the Company of a guarantee (the “Senior Subordinated Note Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Senior Subordinated Notes.
     The Senior Notes and the Senior Note Guarantee will be issued under and pursuant to the Indenture (the “Senior Indenture”), dated as of June 30, 2008 among Telesat Canada, as issuer, Telesat LLC, as co-issuer, and certain guarantors, including the Company, and The Bank of New York, as trustee (the “Trustee”), governing the Senior Notes.  The Senior Subordinated Notes and the Senior Subordinated Note Guarantee will be issued under and pursuant to the Indenture (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), dated as of June 30, 2008 among Telesat Canada, as issuer, Telesat LLC, as co-issuer, and certain guarantors, including the Company, and the Trustee, governing the Senior Subordinated Notes.
     The Senior Notes are being offered in exchange for the unregistered Senior Notes due 2015 of Telesat Canada and Telesat LLC, as co-issuer, and the Senior Subordinated Notes are being offered in exchange for the unregistered Senior Subordinated Notes due 2017 of Telesat Canada and Telesat LLC, as co-issuer.

June 5, 2009

     As counsel to the Company, we have examined executed copies of, but have not participated in the negotiation, preparation or settlement of:
(a)	the Registration Statement; and

(b)	the Indentures.
The documents listed in items (a) and (b) above are herein sometimes collectively referred to as the “Documents”.
     We understand that, when issued, the Senior Notes will be unconditionally guaranteed on an unsecured, senior basis by the Company, among others, and that, when issued, the Senior Subordinated Notes will be unconditionally guaranteed on an unsecured, senior subordinated basis by the Company, among others.  The Senior Note Guarantee is described and included in the Senior Indenture and the Senior Subordinated Note Guarantee is described and included in the Senior Subordinated Indenture.
     We have examined such records of the Company, such certificates of officers of the Company, public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below.  In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on certificates of officers of the Company, copies of which have been provided to you.
     For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification):
(a)	the genuineness and authenticity of all signatures (whether on originals or copies of documents);

(b)	the legal capacity of all natural persons;

(c)
the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(d)
that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete;

June 5, 2009

(e)	the completeness and accuracy of all statements of fact set forth in the Documents and all other documents reviewed by us, including without limitations the certificates of officers of the Company;

(f)	the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents;

(g)	due execution of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with and intention to be bound thereby;

(h)	that there is no provision of the law of any jurisdiction, other than the Texas Law (as defined below), which would have any implication in relation to the opinions expressed herein;

(i)	the validity and binding effect of the Documents in accordance with their respective terms;
     The opinions expressed below are limited to the published constitutions, treaties, laws, rules, regulations or judicial or administrative decisions of State of Texas, in effect as at the date hereof (collectively, “Texas Law”) and the facts and circumstances as they exist on the date hereof, and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.
     Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:
1.	The Company is existing under Texas Law.

2.
The execution and delivery by the Company of the Indentures and the performance of its respective obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company and each of the Indentures has been duly executed and delivered (to the extent such delivery is governed by Texas Law) by the Company.

3.	The Senior Note Guarantee has been duly authorized by the Company.

4.	The Senior Subordinated Note Guarantee has been duly authorized by the Company.
     The opinions expressed above are rendered solely for the benefit of the addressees in connection with the transactions herein described and may not be used or relied upon by you for any other purpose or used or relied upon by any other person for any purpose whatsoever without our prior written consent except that copies of this opinion letter may be furnished to your counsel, Orrick, Herrington & Sutcliffe LLP,

June 5, 2009

which may rely upon the opinions set forth herein as though addressed to it for the purpose of rendering opinions relating to the Documents.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely, /s/ Jackson Walker L.L.P.
Jackson Walker L.L.P.
JMS/TCT/asc